Exhibit 99.1
Consulting Agreement with Kenneth K. Assal


                              LETTER OF ENGAGEMENT

SEPTEMBER 15TH, 2004

This letter constitutes a legal agreement (the "Agreement") between KENNETH K. ASSAL and Liska Biometry Incorporated ("Liska" or "the Company"). Liska wishes to engage the Consultant as a senior financial advisor and financial controller to the executive of Liska, and the Consultant hereby agrees to become engaged in that role, under the following terms and conditions.

1. SERVICES. Services provided by the Consultant will be of an active nature as well as on an as-and-when basis, and will be broad and diverse, incorporating but not limited to the following types of advisory services:

a. Provide corporate advice on financial accounting, controls and audit procedures; provide assistance preparing Company's financial statements, forecasts and budgets.

b. Help to manage the Company's internal financial planning; help to drive Company's monthly reporting metrics.


c.    Assist Company with general business planning and strategic direction

d.    Assist in negotiations of contracts with potential clients

2. Further details of the scope and nature of services that may be provided by the Consultant in this regard is provided in ANNEX "A" attached to this Agreement.

3. This Agreement shall be for the initial term of September 15th, 2004 through September 14th, 2005 ("Termination Date").

4. Compensation. The Company shall pay Consultant a monthly retainer fee of $3,000 IN US DOLLARS (USD) ("Retainer Fee") which Retainer Fee shall be deferred until the Company receives U.S$400,000 in funding (the "Funding") and shall be paid as set forth herein ("Deferred Compensation"). Upon the Company's receipt of the Funding, the Consultant shall commence receiving the Retainer Fee and the Company will commence payment of the Deferred Compensation to Consultant. The Deferred Compensation shall be paid in equal installments over a period of six
(6) months from the date of receipt of the Funding. If the Company does not receive the Funding by December 31, 2004, the Deferred Compensation shall be forfeited by Consultant and the Company shall not be obligated to pay the Deferred Compensation. From the date of receipt of the Funding, the Retainer Fee plus all reasonable direct expenses shall be payable to the Consultant on the last business day of each month or part-month in which services are rendered. All expenses over $500 must be pre-approved by the Company in writing.

5. Liska recognizes that the Consultant is a corporate executive with financial management and business development experience. The parties agree that his experience will be very beneficial to Liska in achieving its objectives. In consideration of the Consultant becoming engaged with Liska and in further consideration of the non-competition clauses of this Agreement that exclude the Consultant from taking any assignments or entering into relationships that may be of a competitive or conflicting nature to Liska interests, Liska agrees to grant the Consultant 25,000 fully vested shares upon execution of this Agreement and 100,000 incentive stock options issued pursuant to the Company's U.S. Stock Option Plan, that has been approved by the Company's shareholders and board of directors. Upon execution of this Agreement, the Company will grant the incentive stock options at the strike price fixed by the board with vesting as set forth below along with the standard form of Stock Option agreement (a copy of which is attached hereto).



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      These incentive options will vest as follows:

      (I) 25,000 incentive options will immediately vest when the Consultant has helped to implement a internal financial reporting strategy and has assisted in drafting a new financial pro forma for the Company during the time period of this Agreement. If the Board determines that the Consultant has failed to meet these milestones on or before the Termination Date, the options granted hereunder will not vest and the options will expire worthless.

      (II) 100,000 incentive options will immediately vest when Consultant has played a major role in developing a comprehensive internal financial control strategy, as determined by Liska's Board of Directors in its sole discretion, during the time period of this Agreement. If the Board determines that the Consultant has failed to develop strategic and product positioning opportunities for Liska on or before the Termination Date, the options granted hereunder will not vest and the options will expire worthless.


            A. NON-COMPETITION AND NON-DISCLOSURE. The Consultant represents and warrants that:

                  a. In  executing  this  Agreement,  he does not  believe he is presently involved in, nor will become involved in, any conflict of interest situation that would prevent him from acting in the Liska's best interests. In this regard the Consultant will identify all such present contract activities he may have underway in the same general industry as Liska, for review and acceptance by Liska, and will not become involved in any future work of a potential conflicting nature without the express written consent of Liska in each case.

                  b. The Consultant will not directly or indirectly  disclose or use, at any time, either during or subsequent to the termination or expiry of this Agreement, any secret or any confidential information or data of Liska unless it has first secured the Liska's written consent to such disclosure or use. This condition becomes null and void if such information has become publicly or generally available in any way other than through the actions of the Consultant.

                  c. The  provisions  of these  subparagraphs  shall survive any expiration or termination of this Letter of Engagement.

            C. TERMINATION. This agreement for services can be terminated unequivocally by either party with 30 days written notice, under the following terms and conditions.

                  a. Should Liska  terminate this Agreement  without cause prior to January 31, 2005, then all options issued under para. 3a above shall automatically vest. If it is determined by the Company that termination is brought about due to the Consultant's non-performance or material misrepresentation, as determined by Liska's Board of Directors in its sole discretion, then all options which have not vested shall automatically be cancelled and deemed cancelled on the books of the Company without any notice to Consultant or any further action required on behalf of the Company, its officers and directors. Consultant herein waives any and all rights to said options and waives his right to contest the Board's decision.

                  b. Should the Consultant terminate this Agreement prior to the date of issuance of the 75,000 options as described in paragraph 3a above, then all options which have not vested shall automatically be cancelled and deemed cancelled on the books of the Company without any notice to Consultant or any further action required on behalf of the Company, its officers and directors. Consultant herein waives any and all rights to said options and waives his right to contest the Board's decision.


                             Signed:     /s/ KENNETH K. ASSAL
                                         ---------------------------------------
                                         KENNETH K. ASSAL


                                         ---------------------------------------
                                         Print name


                                         ---------------------------------------
                                         Date


                                         /s/ LISKA BIOMETRY INC.
                                         ---------------------------------------
                                         LISKA BIOMETRY INC.


                                         ---------------------------------------
                                         Print name


                                         ---------------------------------------
                                         Date



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                        LETTER OF ENGAGEMENT - ANNEX "A"

                          POTENTIAL ADVISORY SERVICES

The following represent the type of advisory services, among others, that may be requested or provided by the Consultant with regard to this Agreement.

o Maintaining the financial records of the Company, including its general ledger, accounts payable, accounts receivable, inventories and other accruals, payroll journal, and general journal using generally accepted accounting principles and practices;

o     Preparing the Company's financial statements;

o     Preparing and filing the Company's annual tax returns;

o     Performing financial analysis and developing a financial pro forma

o Submitting records to the Company's Internal Auditor quarterly/annually and in accordance with the deadlines set forth by the SEC;

o Submitting recommendations for improvements in management of the Company's fiscal affairs to the Company's CFO and the Chair of the Company's Audit Committee;

o Assisting the CFO in preparing an annual budget for presentation at the annual director's meeting;

o     Submitting monthly reports to the CFO on financial status, metrics;

o Drafting Internal Financial Controls for the Company compliant with Sarbanes-Oxley



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